ISSUER FREE WRITING PROSPECTUS Filed Pursuant to Rule 433 Registration Statement No. 333-227001 Dated November 15, 2019
Royal Bank of Canada Trigger Autocallable Contingent Yield Notes
$[●] Notes Linked to the SPDR® S&P 500® ETF Trust due on or about November 17, 2022
Investment Description
Trigger Autocallable Contingent Yield Notes (the “Notes”) are unsecured and unsubordinated debt securities issued by Royal Bank of Canada linked to the performance of the shares of the SPDR® S&P 500® ETF Trust (the “Underlying”). We will pay a quarterly Contingent Coupon payment if the closing price of the Underlying on the applicable Coupon Observation Date is equal to or greater than the Coupon Barrier. Otherwise, no coupon will be paid for that quarter. We will automatically call the Notes early if the closing price of the Underlying on any Call Observation Date (beginning after one year) is equal to or greater than the Initial Price. If the Notes are called, we will pay you the principal amount of your Notes plus the Contingent Coupon for that quarter and no further amounts will be owed to you under the Notes. If the Notes are not called prior to maturity and the Final Price of the Underlying is equal to or greater than the Downside Threshold (which is the same price as the Coupon Barrier), we will pay you a cash payment at maturity equal to the principal amount of your Notes plus the Contingent Coupon for the final quarter. If the Final Price of the Underlying is less than the Downside Threshold, we will pay you less than the full principal amount, if anything, resulting in a loss on your initial investment that is proportionate to the negative performance of the Underlying over the term of the Notes, and you may lose up to 100% of your initial investment.
Investing in the Notes involves significant risks. You may lose some or all of your principal amount. The contingent repayment of principal only applies if you hold the Notes until maturity. Generally, the higher the Contingent Coupon Rate on the Notes, the greater the risk of loss on the Notes. Any payment on the Notes, including any repayment of principal, is subject to our creditworthiness. If we were to default on our payment obligations, you may not receive any amounts owed to you under the Notes and you could lose your entire investment. The Notes will not be listed on any securities exchange. The Notes are not subject to conversion into our common shares under subsection 39.2(2.3) of the Canada Deposit Insurance Corporation Act.
Features	Key Dates[1]
❑
Contingent Coupon — We will pay a quarterly Contingent Coupon payment if the closing price of the Underlying on the applicable Coupon Observation Date is equal to or greater than the Coupon Barrier. Otherwise, no coupon will be paid for the quarter.

❑
Automatically Callable — We will automatically call the Notes and pay you the principal amount of your Notes plus the Contingent Coupon otherwise due for the applicable quarter if the closing price of the Underlying on any quarterly Call Observation Date (beginning after one year) is greater than or equal to the Initial Price. If the Notes are not called, investors will have the potential for downside equity market risk at maturity.

❑
Contingent Repayment of Principal at Maturity — If by maturity the Notes have not been called and the price of the Underlying does not close below the Downside Threshold on the Final Valuation Date, we will repay your principal amount per Note at maturity. If the price of the Underlying closes below the Downside Threshold on the Final Valuation Date, we will pay less than the principal amount, if anything, resulting in a loss on your initial investment that is proportionate to the decline in the price of the Underlying from the date that the Initial Price was set to the Final Valuation Date. The contingent repayment of principal only applies if you hold the Notes until maturity. Any payment on the Notes, including any repayment of principal, is subject to our creditworthiness.

Trade Date[1]	November 15, 2019
Settlement Date[1]	November 20, 2019
Coupon Observation Dates1 2	Quarterly (see page 6)
Call Observation Dates[12]	Quarterly (callable after one year) (see page 6)
Final Valuation Date[12]	November 14, 2022
Maturity Date[12]	November 17, 2022
[1]
Expected.  If we make any change to the expected Trade Date and settlement date, the Coupon Observation Dates, the Call Observation Dates, the Final Valuation Date and/or the maturity date will be changed so that the stated term of the Notes remains approximately the same.

[2]	Subject to postponement if a market disruption event occurs and as described under “General Terms of the Notes—Payment at Maturity” in the accompanying product prospectus supplement no. UBS-TACYN-1.

NOTICE TO INVESTORS: THE NOTES ARE SIGNIFICANTLY RISKIER THAN CONVENTIONAL DEBT INSTRUMENTS. WE ARE NOT NECESSARILY OBLIGATED TO REPAY THE FULL PRINCIPAL AMOUNT OF THE NOTES AT MATURITY, AND THE NOTES CAN HAVE DOWNSIDE MARKET RISK SIMILAR TO THE UNDERLYING. THIS MARKET RISK IS IN ADDITION TO THE CREDIT RISK INHERENT IN PURCHASING OUR DEBT OBLIGATION. YOU SHOULD NOT PURCHASE THE NOTES IF YOU DO NOT UNDERSTAND OR ARE NOT COMFORTABLE WITH THE SIGNIFICANT RISKS INVOLVED IN INVESTING IN THE NOTES.
YOU SHOULD CAREFULLY CONSIDER THE RISKS DESCRIBED UNDER ‘‘KEY RISKS’’ BEGINNING ON PAGE 7, THE RISKS DESCRIBED UNDER “RISK FACTORS” BEGINNING ON PAGE PS-5 OF THE PRODUCT PROSPECTUS SUPPLEMENT NO. UBS-TACYN-1 AND UNDER ‘‘RISK FACTORS’’ BEGINNING ON PAGE S-1 OF THE PROSPECTUS SUPPLEMENT BEFORE PURCHASING ANY NOTES. EVENTS RELATING TO ANY OF THOSE RISKS, OR OTHER RISKS AND UNCERTAINTIES, COULD ADVERSELY AFFECT THE MARKET VALUE OF, AND THE RETURN ON, YOUR NOTES. YOU MAY LOSE SOME OR ALL OF YOUR INITIAL INVESTMENT IN THE NOTES.

Note Offering
We are offering Trigger Autocallable Contingent Yield Notes linked to the shares of the SPDR® S&P 500® ETF Trust. The Initial Price, Coupon Barrier and Downside Threshold for the Notes were determined on November 14, 2019. The Notes will be issued in minimum denominations of $10.00, and integral multiples of $10.00 in excess thereof, with a minimum investment of $1,000.00.
Underlying	Contingent Coupon Rate	Initial Price	Downside Threshold	Coupon Barrier	CUSIP	ISIN
Shares of the SPDR® S&P 500® ETF Trust (“SPY”)	At least 5.75% per annum (to be determined on the Trade Date)	$309.55	$216.69, which is 70% of the Initial Price (rounded to two decimal places)	$216.69, which is 70% of the Initial Price (rounded to two decimal places)	78014J793	US78014J7937
See “Additional Information About Royal Bank of Canada and the Notes” in this free writing prospectus. The Notes will have the terms specified in the prospectus dated September 7, 2018, the prospectus supplement dated September 7, 2018, product prospectus supplement no. UBS-TACYN-1 dated October 3, 2018 and this free writing prospectus.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the Notes or passed upon the accuracy or the adequacy of this free writing prospectus or the accompanying prospectus, prospectus supplement and product prospectus supplement no. UBS-TACYN-1. Any representation to the contrary is a criminal offense.
	Price to Public		Fees and Commissions(1)		Proceeds to Us
Offering of the Notes	Total	Per Note	Total	Per Note	Total	Per Note
Notes linked to the shares of the SPDR® S&P 500® ETF Trust (“SPY”)		$$10.00		$$0.10		$$9.90
(1) UBS Financial Services Inc., which we refer to as UBS, will receive a commission that will depend on market conditions on the Trade Date. In no event will that commission exceed $0.10 per $10.00 principal amount of the Notes. See “Supplemental Plan of Distribution (Conflicts of Interest)” below.
We expect that the initial estimated value of the Notes as of the Trade Date will be between $9.6937 and $9.8937 per $10 in principal amount, and will be less than the price to public. The pricing supplement relating to the Notes will set forth our estimate of the initial value of the Notes as of the Trade Date. The actual value of the Notes at any time will reflect many factors, cannot be predicted with accuracy, and may be less than this amount.  We describe our determination of the initial estimated value under “Key Risks,” “Supplemental Plan of Distribution (Conflicts of Interest)” and “Structuring the Notes” below.
The Notes will not constitute deposits insured under the Canada Deposit Insurance Corporation Act or by the United States Federal Deposit Insurance Corporation or any other Canadian or United States government agency or instrumentality.

UBS Financial Services Inc.	RBC Capital Markets, LLC

Additional Information About Royal Bank of Canada and the Notes
Royal Bank of Canada has filed a registration statement (including a prospectus) with the Securities and Exchange Commission, or SEC, for the offering to which this free writing prospectus relates. Before you invest, you should read the prospectus in that registration statement and the other documents relating to this offering that Royal Bank of Canada has filed with the SEC for more complete information about Royal Bank of Canada and this offering. You may obtain these documents without cost by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, Royal Bank of Canada, any agent or any dealer participating in this offering will arrange to send you the prospectus, the prospectus supplement, product prospectus supplement no. UBS-TACYN-1 and this free writing prospectus if you so request by calling toll-free 1-877-688-2301.
You may revoke your offer to purchase the Notes at any time prior to the time at which we accept such offer by notifying the applicable agent. We reserve the right to change the terms of, or reject any offer to purchase, the Notes prior to their issuance. In the event of any changes to the terms of the Notes, we will notify you and you will be asked to accept such changes in connection with your purchase. You may also choose to reject such changes, in which case we may reject your offer to purchase.
You should read this free writing prospectus together with the prospectus dated September 7, 2018, as supplemented by the prospectus supplement dated September 7, 2018, relating to our Series H medium-term notes of which these Notes are a part, and the more detailed information contained in product prospectus supplement no. UBS-TACYN-1 dated October 3, 2018. This free writing prospectus, together with the documents listed below, contains the terms of the Notes and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, fact sheets, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Risk Factors” in the accompanying product prospectus supplement no. UBS-TACYN-1, as the Notes involve risks not associated with conventional debt securities.
If the terms discussed in this free writing prospectus differ from those discussed in the product prospectus supplement no. UBS-TACYN-1, the prospectus supplement, or the prospectus, the terms discussed herein will control.
You may access these on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filing for the relevant date on the SEC website):
♦	Product prospectus supplement no. UBS-TACYN-1 dated October 3, 2018: https://www.sec.gov/Archives/edgar/data/1000275/000114036118040006/form424b5.htm
♦	Prospectus supplement dated September 7, 2018: https://www.sec.gov/Archives/edgar/data/1000275/000121465918005975/f97180424b3.htm
♦	Prospectus dated September 7, 2018: https://www.sec.gov/Archives/edgar/data/1000275/000121465918005973/l96181424b3.htm
As used in this free writing prospectus, “we,” “us” or “our” refers to Royal Bank of Canada.

Investor Suitability
The Notes may be suitable for you if, among other considerations:
♦	You fully understand the risks inherent in an investment in the Notes, including the risk of loss of your entire initial investment.
♦	You can tolerate a loss of all or a substantial portion of your investment and are willing to make an investment that may have the same downside market risk as an investment in the Underlying.
♦	You believe the closing price of the Underlying will be equal to or greater than the Coupon Barrier on most or all of the Coupon Observation Dates (including the Final Valuation Date).
♦
You would be willing to invest in the Notes if the Contingent Coupon Rate was set to the lowest amount set forth on the cover page of this free writing prospectus (the actual Contingent Coupon Rate will be determined on the Trade Date).

♦	You do not seek guaranteed current income from this investment and are willing to forgo the dividends paid on the equity securities held by the Underlying.
♦	You can tolerate fluctuations in the price of the Notes prior to maturity that may be similar to or exceed the downside price fluctuations of the Underlying.
♦
You are willing to invest in Notes for which there may be little or no secondary market and you accept that the secondary market will depend in large part on the price, if any, at which RBC Capital Markets, LLC, which we refer to as “RBCCM,” is willing to purchase the Notes.

♦	You are willing to invest in the Notes based on the Downside Threshold and Coupon Barrier specified on the cover page of this free writing prospectus
♦	You understand and accept the risks associated with the Underlying.
♦	You are willing to invest in securities that may be called early and you are otherwise willing to hold such securities to maturity.
♦
You are willing to assume our credit risk for all payments under the Notes, and understand that if we default on our obligations, you may not receive any amounts due to you, including any repayment of principal.

The Notes may not be suitable for you if, among other considerations:
♦	You do not fully understand the risks inherent in an investment in the Notes, including the risk of loss of your entire initial investment.
♦	You cannot tolerate a loss on your investment and require an investment designed to provide a full return of principal at maturity.
♦	You are not willing to make an investment that may have the same downside market risk as an investment in the Underlying.
♦
You believe that the price of the Underlying will decline during the term of the Notes and is likely to close below the Coupon Barrier on most or all of the Coupon Observation Dates and below the Downside Threshold on the Final Valuation Date.

♦
You would be unwilling to invest in the Notes if the Contingent Coupon Rate was set to the lowest amount set forth on the cover page of this free writing prospectus  (the actual Contingent Coupon Rate will be determined on the Trade Date).

♦	You seek an investment that participates in the full appreciation in the price of the Underlying or that has unlimited return potential.
♦	You cannot tolerate fluctuations in the price of the Notes prior to maturity that may be similar to or exceed the downside price fluctuations of the Underlying.
♦	You are unwilling to invest in the Notes based on the Downside Threshold and Coupon Barrier specified on the cover page of this free writing prospectus.
♦	You do not understand or accept the risks associated with the Underlying.
♦	You seek guaranteed current income from this investment or prefer to receive the dividends paid on the Underlying.
♦
You are unable or unwilling to hold securities that may be called early, or you are otherwise unable or unwilling to hold such securities to maturity or you seek an investment for which there will be an active secondary market for the Notes.

♦	You are not willing to assume our credit risk for all payments under the Notes, including any repayment of principal.

The suitability considerations identified above are not exhaustive. Whether or not the Notes are a suitable investment for you will depend on your individual circumstances, and you should reach an investment decision only after you and your investment, legal, tax, accounting, and other advisers have carefully considered the suitability of an investment in the Notes in light of your particular circumstances. You should also review carefully the “Key Risks” below and “Risk Factors” in the accompanying product prospectus supplement no. UBS-TACYN-1 for risks related to an investment in the Notes. In addition, you should review carefully the section below, “Information About the Underlying,” for more information about the Underlying.

Indicative Terms of the Notes[1]
Issuer:	Royal Bank of Canada
Principal Amount per Note:	$10.00 per Note
Term:[2]	Approximately 3 years, if not previously called
Underlying:	The shares of the SPDR® S&P 500® ETF Trust
Closing Price:	On any trading day, the last reported sale price of the Underlying on the principal national securities exchange in the U.S. on which it is listed for trading, as determined by the calculation agent.
Initial Price:	The closing price of the Underlying on November 14, 2019, as set forth on the cover page of this document.
Final Price:	The closing price of the Underlying on the Final Valuation Date.
Contingent Coupon:
If the closing price of the Underlying is equal to or greater than the Coupon Barrier on any Coupon Observation Date, we will pay you the Contingent Coupon applicable to that Coupon Observation Date.
If the closing price of the Underlying is less than the Coupon Barrier on any Coupon Observation Date, the Contingent Coupon applicable to that Coupon Observation Date will not accrue or be payable and we will not make any payment to you on the relevant Coupon Payment Date.
The Contingent Coupon will be a fixed amount based upon equal quarterly installments at the Contingent Coupon Rate, which will be a per annum rate as set forth below.
Each Contingent Coupon will be paid to the holders of record of the Notes at the close of business one business day prior to that Coupon Payment Date. However, any final Contingent Coupon will be paid to the persons to whom the payment at maturity is due.
Contingent Coupon payments on the Notes are not guaranteed. We will not pay you the Contingent Coupon for any Coupon Observation Date on which the closing price of the Underlying is less than the Coupon Barrier.

Contingent Coupon Rate:	At least 5.75% per annum (or 1.4375% per quarter). The actual Contingent Coupon Rate will be determined on the Trade Date.

1 Terms used in this free writing prospectus, but not defined herein, will have the meanings ascribed to them in the product prospectus supplement.
2 If we make any change to the expected Trade Date and settlement date, the final Observation Date and maturity date will be changed to ensure that the stated term of the Notes remains approximately the same.
Coupon Barrier:
70% of the Initial Price (as may be adjusted in the case of certain adjustment events as described under “General Terms of the Notes—Anti-dilution Adjustments” in the product prospectus supplement), as set forth on the cover page of this document

Downside Threshold:
70% of the Initial Price (as may be adjusted in the case of certain adjustment events as described under “General Terms of the Notes—Anti-dilution Adjustments” in the product prospectus supplement), as set forth on the cover page of this document.

Automatic Call Feature:
The Notes will be called automatically if the closing price of the Underlying on any Call Observation Date (beginning after one year) (set forth on page 6) is greater than or equal to the Initial Price.
If the Notes are called, we will pay you on the corresponding Coupon Payment Date (which will be the “Call Settlement Date”) a cash payment per Note equal to the principal amount per Note plus the applicable Contingent Coupon payment otherwise due on that day (the “Call Settlement Amount”). No further amounts will be owed to you under the Notes.

Payment at Maturity:
If the Notes are not called and the Final Price is equal to or greater than the Downside Threshold and the Coupon Barrier, we will pay you a cash payment per Note on the maturity date equal to $10.00 plus the Contingent Coupon otherwise due on the maturity date.
If the Notes are not called and the Final Price is less than the Downside Threshold, we will pay you a cash payment on the maturity date of less than the principal amount, if anything, resulting in a loss on your initial investment that is proportionate to the negative Underlying Return, equal to:
$10.00 + ($10.00 × Underlying Return)

Underlying Return:	Final Price – Initial Price Initial Price

Investment Timeline
Trade Date:	The Contingent Coupon Rate will be set.

Quarterly (beginning after one year):
If the closing price of the Underlying is equal to or greater than the Coupon Barrier on any Coupon Observation Date, we will pay you a Contingent Coupon payment on the applicable Coupon Payment Date.
The Notes will be called if the closing price of the Underlying on any Call Observation Date (beginning after one year) is equal to or greater than the Initial Price. If the Notes are called, we will pay you a cash payment per Note equal to $10 plus the Contingent Coupon otherwise due on that date.

Maturity Date:
The Final Price of the Underlying is observed on the Final Valuation Date.
If the Notes have not been called and the Final Price is equal to or greater than the Downside Threshold (and the Coupon Barrier), we will repay the principal amount equal to $10 per Note plus the Contingent Coupon otherwise due on the maturity date.
If the Notes have not been called and the Final Price is less than the Downside Threshold, we will pay less than the principal amount, if anything, resulting in a loss on your initial investment proportionate to the decline of the Underlying, for an amount equal to:
$10 + ($10 × Underlying Return) per Note

INVESTING IN THE NOTES INVOLVES SIGNIFICANT RISKS. YOU MAY LOSE SOME OR ALL OF YOUR PRINCIPAL AMOUNT. ANY PAYMENT ON THE NOTES, INCLUDING ANY REPAYMENT OF PRINCIPAL, IS SUBJECT TO OUR CREDITWORTHINESS. IF WE WERE TO DEFAULT ON OUR PAYMENT OBLIGATIONS, YOU MAY NOT RECEIVE ANY AMOUNTS OWED TO YOU UNDER THE NOTES AND YOU COULD LOSE YOUR ENTIRE INVESTMENT.

Coupon Observation Dates and Coupon Payment Dates*

Coupon Observation Dates	Coupon Payment Dates
February 18, 2020	February 20, 2020
May 15, 2020	May 19, 2020
August 17, 2020	August 19, 2020
November 16, 2020(1)	November 18, 2020(2)
February 16, 2021(1)	February 18, 2021(2)
May 17, 2021(1)	May 19, 2021(2)
August 16, 2021(1)	August 18, 2021(2)
November 15, 2021(1)	November 17, 2021(2)
February 15, 2022(1)	February 17, 2022(2)
May 16, 2022(1)	May 18, 2022(2)
August 15, 2022(1)	August 17, 2022(2)
November 14, 2022(1)(3)	November 17, 2022(2)(4)
(1)	These Coupon Observation Dates are also Call Observation Dates.
(2)	These Coupon Payment Dates are also Call Settlement Dates.
(3)	This is also the Final Valuation Date.
(4)	This is also the maturity date.
* Expected. Subject to postponement if a market disruption event occurs as described under “General Terms of the Notes—Payment at Maturity” in the accompanying product prospectus supplement no. UBS-TACYN-1.

Key Risks
An investment in the Notes involves significant risks. Investing in the Notes is not equivalent to investing directly in the Underlying. These risks are explained in more detail in the “Risk Factors” section of the accompanying product prospectus supplement no. UBS-TACYN-1. We also urge you to consult your investment, legal, tax, accounting and other advisors before investing in the Notes.
Risks Relating to the Notes Generally
♦
Risk of Loss at Maturity — The Notes differ from ordinary debt securities in that we will not necessarily repay the full principal amount of the Notes at maturity. If the Notes are not called, we will repay you the principal amount of your Notes in cash only if the Final Price of the Underlying is greater than or equal to the Downside Threshold, and will only make that payment at maturity. If the Notes are not called and the Final Price is less than the Downside Threshold, you will lose some or all of your initial investment in an amount proportionate to the decline in the price of the Underlying.

♦
The Contingent Repayment of Principal Applies Only at Maturity — If the Notes are not automatically called, you should be willing to hold your Notes to maturity. If you are able to sell your Notes prior to maturity in the secondary market, if any, you may have to do so at a loss relative to your initial investment, even if the price of the Underlying is above the Downside Threshold.

♦
You May Not Receive any Contingent Coupons —We will not necessarily make periodic Contingent Coupon payments on the Notes. If the closing price of the Underlying on a Coupon Observation Date is less than the Coupon Barrier, we will not pay you the Contingent Coupon applicable to that Coupon Observation Date. If the closing price of the Underlying is less than the Coupon Barrier on each of the Coupon Observation Dates, we will not pay you any Contingent Coupons during the term of, and you will not receive a positive return on, your Notes. Generally, this non-payment of the Contingent Coupon coincides with a period of greater risk of principal loss on your Notes. Accordingly, if we do not pay the Contingent Coupon on the maturity date, you will incur a loss of principal, because the Final Price will be less than the Downside Threshold.

♦
The Call Feature and the Contingent Coupon Feature Limit Your Potential Return — The return potential of the Notes is limited to the pre-specified Contingent Coupon Rate, regardless of the appreciation of the Underlying. In addition, the total return on the Notes will vary based on the number of Coupon Observation Dates on which the Contingent Coupon becomes payable prior to maturity or an automatic call. Further, if the Notes are called due to the automatic call feature, you will not receive any Contingent Coupons or any other payment in respect of any Coupon Observation Dates after the applicable Call Settlement Date. Since the Notes could be called as early as one year after the issue of the Notes, the total return on the Notes could be very limited. If the Notes are not called, you may be subject to the full downside performance of the Underlying even though your potential return is limited to the Contingent Coupon Rate. Generally, the longer the Notes are outstanding, the less likely it is that they will be automatically called due to the decline in the price of the Underlying and the shorter time remaining for the price of the Underlying to recover. As a result, the return on an investment in the Notes could be less than the return on a direct investment in the Underlying or on a similar security that allows you to participate in the appreciation of the price of the Underlying.

♦
The Contingent Coupon Rate Per Annum Payable on the Notes Will Reflect in Part the Volatility of the Underlying, and May Not Be Sufficient to Compensate You for the Risk of Loss at Maturity — “Volatility” refers to the frequency and magnitude of changes in the price of the Underlying. The greater the volatility of the Underlying, the more likely it is that the price of that equity could close below the Downside Threshold on the Final Valuation Date. This risk will generally be reflected in a higher Contingent Coupon Rate for the Notes than the rate payable on our conventional debt securities with a comparable term. However, while the Contingent Coupon Rate will be set as of the Trade Date, the Underlying’s volatility can change significantly over the term of the Notes, and may increase. The price of the Underlying could fall sharply as of the Final Valuation Date, which could result in a significant loss of your principal.

♦
The Notes Are Subject to Reinvestment Risk — The Notes will be called automatically if the closing price of the Underlying is equal to or greater than the Initial Price on any Call Observation Date beginning in November 2020. In the event that the Notes are called prior to maturity, there is no guarantee that you will be able to reinvest the proceeds from an investment in the Notes at a comparable rate of return for a similar level of risk. To the extent you are able to reinvest your proceeds in an investment comparable to the Notes, you will incur transaction costs and the original issue price for such an investment is likely to include certain built in costs such as dealer discounts and hedging costs.

♦
The Notes Are Subject to Our Credit Risk — The Notes are subject to our credit risk, and our credit ratings and credit spreads may adversely affect the market value of the Notes. Investors are dependent on our ability to pay all amounts due on the Notes, and therefore investors are subject to our credit risk and to changes in the market’s view of our creditworthiness. Any decline in our credit ratings or increase in the credit spreads charged by the market for taking our credit risk is likely to adversely affect the value of the Notes. If we were to default on our payment obligations, you may not receive any amounts owed to you under the Notes and you could lose your entire investment.
♦
The Notes Will Be Subject to Risks, Including Non-Payment in Full, Under Canadian Bank Resolution Powers - Under Canadian bank resolution powers, the Canada Deposit Insurance Corporation (“CDIC”) may, in circumstances where we have ceased, or are about to cease, to be viable, assume temporary control or ownership over us and may be granted broad powers by one or more orders of the Governor in Council (Canada), including the power to sell or dispose of all or a part of our assets, and the power to carry out or cause us to carry out a transaction or a series of transactions the purpose of which is to restructure our business. See Description of Debt Securities—Canadian Bank Resolution Powers” in the accompanying prospectus for a description of the Canadian bank resolution powers, including the bail-in regime. If the CDIC were to take action under the Canadian bank resolution powers with respect to us, holders of the Notes could be exposed to losses.

♦
The Initial Estimated Value of the Notes Will Be Less than the Price to the Public — The initial estimated value for the Notes that will be set forth in the final pricing supplement for the Notes, will be less than the public offering price you pay for the Notes and does not represent a minimum price at which we, RBCCM or any of our other affiliates would be willing to purchase the Notes in any secondary market (if any exists) at any time. If you attempt to sell the Notes prior to maturity, their market value may be lower than the price you paid for them and the initial estimated value. This is due to, among other things, changes in the price of the Underlying, the borrowing rate we pay to issue securities of this kind, and the inclusion in the price to public of the underwriting discount, and our estimated profit and the costs relating to our hedging of the Notes. These factors, together with various credit, market and economic factors over the term of the Notes, are expected to reduce the price at which you may be able to sell the Notes in any secondary market and will affect the value of the Notes in complex and unpredictable ways. Assuming no change in market conditions or any other relevant factors, the price, if any, at which you may be able to sell your Notes prior to maturity may be less than the price to public, as any such sale price would not be expected to include the underwriting discount and our estimated profit and the costs relating to our hedging of the Notes. In addition, any price at which you may sell the Notes is likely to reflect customary bid-ask spreads for similar trades. In addition to bid-ask spreads, the value of the Notes determined for any secondary market price is expected to be based on a secondary market rate rather than the internal borrowing rate used to price the Notes and determine the initial estimated value. As a result, the secondary market price will be less than if the internal borrowing rate was used. The Notes are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your Notes to maturity.

♦
Our Initial Estimated Value of the Notes Is an Estimate Only, Calculated as of the Time the Terms of the Notes Are Set — The initial estimated value of the Notes is based on the value of our obligation to make the payments on the Notes, together with the mid-market value of the derivative embedded in the terms of the Notes. See “Structuring the Notes” below. Our estimate is based on a variety of assumptions, including our credit spreads, expectations as to dividends, interest rates and volatility, and the expected term of the Notes. These assumptions are based on certain forecasts about future events, which may prove to be incorrect. Other entities may value the Notes or similar securities at a price that is significantly different than we do.

The value of the Notes at any time after the Trade Date will vary based on many factors, including changes in market conditions, and cannot be predicted with accuracy. As a result, the actual value you would receive if you sold the Notes in any secondary market, if any, should be expected to differ materially from the initial estimated value of your Notes and the amount that may be paid at maturity.
♦
Owning the Notes Is Not the Same as Owning the Underlying or the Stocks Comprising the Underlying or the Underlying’s Underlying Index — The return on your Notes may not reflect the return you would realize if you actually owned the Underlying or stocks included in the Underlying or the Underlying’s underlying index. As a holder of the Notes, you will not have voting rights or rights to receive dividends or other distributions or other rights that holders of the Underlying or these stocks would have, and any such dividends will not be incorporated in the determination of the Underlying Return.

♦
The Policies of the Underlying’s Investment Adviser Could Affect the Amount Payable on the Notes and Their Market Value — The policies of the Underlying’s investment adviser concerning the management of the Underlying, additions, deletions or substitutions of the securities held by the Underlying could affect the market price of shares of the Underlying and, therefore, the amounts payable on the Notes and the market value of the Notes prior to maturity. The amount payable on the Notes and their market value could also be affected if the Underlying investment adviser changes these policies, for example, by changing the manner in which it manages the Underlying, or if the Underlying investment adviser discontinues or suspends maintenance of the Underlying, in which case it may become difficult to determine the market value of the Notes. The Underlying’s investment adviser has no connection to the offering of the Notes and has no obligations to you as an investor in the Notes in making its decisions regarding the Underlying.
♦
The Correlation Between the Performance of the Underlying and the Performance of the Underlying Index May Be Imperfect — The performance of the Underlying is linked principally to the performance of the Underlying Index. However, because of the potential discrepancies identified in more detail in the product prospectus supplement, the return on the Underlying may correlate imperfectly with the return on the Underlying Index. Further, the performance of the Underlying may not exactly replicate the performance of the Underlying Index, because the Underlying will reflect transaction costs and fees that are not included in the calculation of the Underlying Index.

During periods of market volatility, securities included in the Underlying Index may be unavailable in the secondary market, market participants may be unable to calculate accurately the net asset value per share of the Underlying and the liquidity of the Underlying may be adversely affected. This kind of market volatility may also disrupt the ability of market participants to create and redeem shares of the Underlying. Further, market volatility may adversely affect, sometimes materially, the prices at which market participants are willing to buy and sell shares of the Underlying. As a result, under these circumstances, the market value of shares of the Underlying may vary substantially from the net asset value per share of the Underlying. For all of the foregoing reasons, the performance of the Underlying may not correlate with the performance of its Underlying Index as well as the net asset value per share of the Underlying, which could materially and adversely affect the value of the Notes in the secondary market and/or reduce your payment at maturity.
♦
Historical Prices of the Underlying Should Not Be Taken as an Indication of its Future Prices During the Term of the Notes — The trading prices of the Underlying will determine the value of the Notes at any given time. However, it is impossible to predict whether the price of the Underlying will rise or fall, trading prices of the common stocks held by the Underlying will be influenced by complex and interrelated political, economic, financial and other factors that can affect the issuers of those stocks, and therefore, the price of the Underlying.

♦
There Can Be No Assurance that the Investment View Implicit in the Notes Will Be Successful — It is impossible to predict whether and the extent to which the price of the Underlying will rise or fall. The closing price of the Underlying will be influenced by complex and interrelated political, economic, financial and other factors that affect the Underlying. You should be willing to accept the downside risks of owning equities in general and the Underlying in particular, and the risk of losing some or all of your initial investment.

♦
The Underlying and its Underlying Index Are Different — The performance of the Underlying may not exactly replicate the performance of the underlying index, because the Underlying will reflect transaction costs and fees that are not included in the calculation of the underlying index. It is also possible that the performance of the Underlying may not fully replicate or may in certain circumstances diverge significantly from the performance of the underlying index due to the temporary unavailability of certain securities in the secondary market, the performance of any derivative instruments contained in the Underlying or due to other circumstances. The Underlying may use futures contracts, options, swap agreements, currency forwards and repurchase agreements in seeking performance that corresponds to the underlying index and in managing cash flows.

During periods of market volatility, securities underlying the Underlying may be unavailable in the secondary market, market participants may be unable to calculate accurately the net asset value per share of the Underlying and the liquidity of the Underlying may be adversely affected. This kind of market volatility may also disrupt the ability of market participants to create and redeem shares of the Underlying. Further, market volatility may adversely affect, sometimes materially, the prices at which market participants are willing to buy and sell shares of the Underlying. As a result, under these circumstances, the market value of shares of the Underlying may vary substantially from the net asset value per share of the Underlying. For all of the foregoing reasons, the performance of the Underlying may not correlate with the performance of its underlying index as well as the net asset value per share of the Underlying, which could materially and adversely affect the value of the Notes in the secondary market and/or reduce your payment at maturity.
♦
Management Risk — The Underlying is not managed according to traditional methods of “active” investment management, which involve the buying and selling of securities based on economic, financial and market analysis and investment judgment. Instead, the Underlying, utilizing a “passive” or indexing investment approach, attempts to approximate the investment performance of its underlying index by investing in a portfolio of securities that generally replicate the underlying index. Therefore, unless a specific security is removed from the underlying index, the Underlying generally would not sell a security because the security’s issuer was in financial trouble. In addition, the Underlying is subject to the risk that the investment strategy of the Underlying’s investment advisor may not produce the intended results.

♦
Lack of Liquidity — The Notes will not be listed on any securities exchange. RBCCM intends to offer to purchase the Notes in the secondary market, but is not required to do so. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Notes easily. Because other dealers are not likely to make a secondary market for the Notes, the price at which you may be able to trade your Notes is likely to depend on the price, if any, at which RBCCM is willing to buy the Notes.

♦
Potential Conflicts — We and our affiliates play a variety of roles in connection with the issuance of the Notes, including hedging our obligations under the Notes. In performing these duties, the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the Notes.

♦
Potentially Inconsistent Research, Opinions or Recommendations by RBCCM, UBS or Their Affiliates — RBCCM, UBS, or their affiliates may publish research, express opinions or provide recommendations as to the Underlying that are inconsistent with investing in or holding the Notes, and which may be revised at any time. Any such research, opinions or recommendations could affect the value of the Underlying, and therefore, the market value of the Notes.

♦	Uncertain Tax Treatment — Significant aspects of the tax treatment of an investment in the Notes are uncertain. You should consult your tax adviser about your tax situation.
♦
Potential Royal Bank of Canada and UBS Impact on Price — Trading or transactions by us, UBS or our respective affiliates in the Underlying, or in futures, options, exchange-traded funds or other derivative products on the Underlying or the Underlying Index may adversely affect the market value of the Underlying, the closing price of the Underlying, and, therefore, the market value of the Notes.

♦
The Terms of the Notes at Issuance and Their Market Value Prior to Maturity Will Be Influenced by Many Unpredictable Factors — Many economic and market factors will influence the terms of the Notes at issuance and their value prior to maturity. These factors are similar in some ways to those that could affect the value of a combination of instruments that might be used to replicate the payments on the Notes, including a combination of a bond with one or more options or other derivative instruments. For the market value of the Notes, we expect that, generally, the price of the Underlying on any day will affect the value of the Notes more than any other single factor. However, you should not expect the value of the Notes in the secondary market to vary in proportion to changes in the price of the Underlying. The value of the Notes will be affected by a number of economic and other factors that may either offset or magnify each other, including:

♦	the price of the Underlying;
♦	the actual and expected volatility of the price of the Underlying;
♦	the time remaining to maturity of the Notes;
♦	the dividend rates on the securities held by the Underlying;
♦	interest and yield rates in the market generally;
♦	a variety of economic, financial, political, regulatory or judicial events;
♦	the occurrence of certain events with respect to the Underlying that may or may not require an adjustment to the terms of the Notes; and
♦	our creditworthiness, including actual or anticipated downgrades in our credit ratings.
Some or all of these factors will influence the terms of the Notes at issuance as well as the price you will receive if you choose to sell the Notes prior to maturity. The impact of any of the factors set forth above may enhance or offset some or all of any change resulting from another factor or factors. You may have to sell the Notes at a substantial discount from the principal amount if, for example, the price of the Underlying is at, below or not sufficiently above, its Downside Threshold.
♦
The Anti-Dilution Protection for the Underlying Is Limited — The calculation agent will make adjustments to the Initial Price, Downside Threshold and Coupon Barrier for certain events affecting the shares of the Underlying. However, the calculation agent will not be required to make an adjustment in response to all events that could affect the Underlying. If an event occurs that does not require the calculation agent to make an adjustment, the value of the Notes and the payments on the Notes may be materially and adversely affected.

Hypothetical Examples
Hypothetical terms only. Actual terms may vary. See the cover page for actual offering terms.
The following examples are hypothetical and provided for illustrative purposes only. They do not purport to be representative of every possible scenario concerning increases or decreases in the price of the Underlying relative to its Initial Price. We cannot predict the Final Price of the Underlying. You should not take these examples as an indication or assurance of the expected performance of the Underlying. The numbers appearing in the examples and tables below have been rounded for ease of analysis. The following examples and tables illustrate the Payment at Maturity or upon an automatic call per Note on a hypothetical offering of the Notes, based on the following hypothetical assumptions (actual terms for the Notes will be set on the Trade Date):
Principal Amount:	$10.00
Term:	Approximately 3 years
Hypothetical Initial Price*:	$100.00
Hypothetical Contingent Coupon Rate:	5.75% per annum (or 1.4375% per quarter), which is the minimum Contingent Coupon Rate set forth above.
Hypothetical Contingent Coupon**:	$0.14375 per quarter
Coupon Observation Dates:	Quarterly
Call Observation Dates:	Quarterly (callable after one year)
Hypothetical Downside Threshold*:	$70.00 (which is 70% of the Initial Price)
Hypothetical Coupon Barrier*:	$70.00 (which is 70% of the Initial Price)
* Not the actual Initial Price, Coupon Barrier or Downside Threshold applicable to the Notes. The actual Initial Price, Coupon Barrier and Downside Threshold are set forth on the cover page of this document.
** Contingent Coupon payments, if payable, will be paid in equal quarterly installments during the term of the Notes unless earlier called.
Scenario #1: Notes Are Called on the Fourth Coupon Observation Date (which is the first Call Observation Date).
Date	Closing Price	Payment (per Note)
First Coupon Observation Date	$80.00 (at or above Coupon Barrier and Initial Price)	$0.14375 (Contingent Coupon – not callable)
Second Coupon Observation Date	$85.00 (at or above Coupon Barrier and Initial Price)	$10.14375 (Contingent Coupon – not callable)
Third Coupon Observation Date	$95.00 (at or above Coupon Barrier and Initial Price)	$0.14375 (Contingent Coupon – not callable)
Fourth Coupon Observation Date	$105.00 (at or above Coupon Barrier and Initial Price)	$10.14375 (Call Settlement Amount)
	Total Payment:	$10.575 (5.75% return)
Since the Notes are called on the fourth Coupon Observation Date, we will pay you on the Call Settlement Date a total of $10.14375 per Note, reflecting your principal amount plus the applicable Contingent Coupon. When added to the Contingent Coupon payment of $0.43125 received in respect of the first three Coupon Observation Dates, we will have paid you a total of $10.575 per Note, for a 5.75% total return on the Notes. No further amount will be owed to you under the Notes.

Scenario #2: Notes Are NOT Called and the Final Price of the Underlying Is at or Above the Downside Threshold.
Date	Closing Price	Payment (per Note)
First Coupon Observation Date	$95.00 (at or above Coupon Barrier; below Initial Price)	$0.14375 (Contingent Coupon – not callable)
Second Coupon Observation Date	$65.00 (below Coupon Barrier)	$0.00 (not callable)
Third Coupon Observation Date	$60.00 (below Coupon Barrier)	$0.00 (not callable)
Fourth Coupon Observation Date	$37.00 (below Coupon Barrier)	$0.00 (not called)
Fifth to Eleventh Coupon Observation Dates	Various (each at or above Coupon Barrier; below Initial Price)	$1.00625 (7 Contingent Coupon payments of $0.14375 – not called)
Final Valuation Date	$85.00 (at or above Downside Threshold and Coupon Barrier; below Initial Price)	$10.14375 (Payment at Maturity)

	Total Payment:	$11.129375 (11.29375% return)
At maturity, we will pay you a total of $10.14375 per Note, reflecting your principal amount plus the applicable Contingent Coupon. When added to the Contingent Coupon payments received in respect of prior Coupon Observation Dates, we will have paid you a total of $11.129375 per Note, for an 11.29375% total return on the Notes.

Scenario #3: Notes Are NOT Called and the Final Price of the Underlying Is Below the Downside Threshold
Date	Closing Price	Payment (per Note)
First Coupon Observation Date	$85.00 (at or above Coupon Barrier; below Initial Price)	$0.14375 (Contingent Coupon – not callable)
Second Coupon Observation Date	$90.00 (at or above Coupon Barrier; below Initial Price)	$0.14375 (Contingent Coupon – not callable)
Third Coupon Observation Date	$95.00 (at or above Coupon Barrier; below Initial Price)	$0.14375 (Contingent Coupon – not callable)
Fourth Coupon Observation Date	$50.00 (below Coupon Barrier; below Initial Price)	$0.00 (not called)
Fifth to Eleventh Coupon Observation Dates	Various (each below Coupon Barrier; below Initial Price)	$0.00 (not called)
Final Valuation Date	$30.00 (below Downside Threshold and Coupon Barrier)	$10.00 + [$10.00 × Underlying Return] = $10.00 + [$10.00 × -70%] = $10.00 - $7.00 = $3.00 (Payment at Maturity)

	Total Payment:	$3.43125 (-65.6875% return)
Since the Notes are not called and the Final Price of the Underlying is below the Downside Threshold, we will pay you at maturity $3.00 per Note. When added to the Contingent Coupon payments of $0.43125 received in respect of prior Coupon Observation Dates, we will have paid you $3.43125 per Note, for a loss on the Notes of 65.6875%.

The Notes differ from ordinary debt securities in that, among other features, we are not necessarily obligated to repay the full amount of your initial investment. If the Notes are not called on any Call Observation Date, you may lose some or all of your initial investment. Specifically, if the Notes are not called and the Final Price is less than the Downside Threshold, you will lose 1% (or a fraction thereof) of your principal amount for each 1% (or a fraction thereof) that the Underlying Return is less than zero.
Any payment on the Notes, including payments in respect of an automatic call, Contingent Coupon or any repayment of principal provided at maturity, is dependent on our ability to satisfy our obligations when they come due. If we are unable to meet our obligations, you may not receive any amounts due to you under the Notes.

What Are the Tax Consequences of the Notes?
U.S. Federal Income Tax Consequences
The following, together with the discussion of U.S. federal income tax in the accompanying product prospectus supplement, prospectus supplement, and prospectus, is a general description of the material U.S. federal income tax consequences relating to an investment in the Notes. The following summary is not complete and is qualified in its entirety by the discussion under the section entitled “Supplemental Discussion of U.S. Federal Income Tax Consequences” in the accompanying product prospectus supplement no. UBS-TACYN-1, the section entitled “Certain Income Tax Consequences” in the accompanying prospectus supplement, and the section entitled “Tax Consequences” in the accompanying prospectus, which you should carefully review prior to investing in the Notes.
In the opinion of our counsel, Morrison & Foerster LLP, it would generally be reasonable to treat the Notes as a callable pre-paid cash-settled contingent income-bearing derivative contract linked to the Underlying for U.S. federal income tax purposes, and the terms of the Notes require a holder and us (in the absence of a change in law or an administrative or judicial ruling to the contrary) to treat the Notes for all tax purposes in accordance with such characterization. Although the U.S. federal income tax treatment of the Contingent Coupons is uncertain, we intend to take the position, and the following discussion assumes, that such Contingent Coupons (including any coupon paid on or with respect to the call or maturity date) constitute taxable ordinary income to a U.S. holder at the time received or accrued in accordance with the holder’s regular method of accounting. If the Notes are treated as described above, subject to the potential application of the “constructive ownership” rules under Section 1260 of the Internal Revenue Code, a U.S. holder should generally recognize capital gain or loss upon the call, sale or maturity of the Notes in an amount equal to the difference between the amount a holder receives at such time (other than amounts properly attributable to any Contingent Coupon, which would be taxed, as described above, as ordinary income) and the holder’s tax basis in the Notes. Capital gain recognized by an individual U.S. holder is generally taxed at preferential rates where the property is held for more than one year and is generally taxed at ordinary income rates where the property is held for one year or less. The deductibility of capital losses is subject to limitations.
Alternative tax treatments are also possible and the Internal Revenue Service (the “IRS”) might assert that a treatment other than that described above is more appropriate. In addition, the IRS has released a notice that may affect the taxation of holders of the Notes. According to the notice, the IRS and the Treasury Department are actively considering whether the holder of an instrument such as the Notes should be required to accrue ordinary income on a current basis. It is not possible to determine what guidance they will ultimately issue, if any. It is possible, however, that under such guidance, holders of the Notes will ultimately be required to accrue income currently and this could be applied on a retroactive basis. The IRS and the Treasury Department are also considering other relevant issues, including whether additional gain or loss from such instruments should be treated as ordinary or capital and whether the special “constructive ownership rules” of Section 1260 of the Internal Revenue Code might be applied to such instruments. Holders are urged to consult their tax advisors concerning the significance, and the potential impact, of the above considerations.
Individual holders that own “specified foreign financial assets” may be required to include certain information with respect to such assets with their U.S. federal income tax return. You are urged to consult your own tax advisor regarding such requirements with respect to the Notes.
Under Section 871(m) of the Internal Revenue Code, a “dividend equivalent” payment is treated as a dividend from sources within the United States. Such payments generally would be subject to a 30% U.S. withholding tax if paid to a non-U.S. holder. Under U.S. Treasury Department regulations, payments (including deemed payments) with respect to equity-linked instruments (“ELIs”) that are “specified ELIs” may be treated as dividend equivalents if such specified ELIs reference an interest in an “underlying security,” which is generally any interest in an entity taxable as a corporation for U.S. federal income tax purposes if a payment with respect to such interest could give rise to a U.S. source dividend. However, the IRS has issued guidance that states that the U.S. Treasury Department and the IRS intend to amend the effective dates of the U.S. Treasury Department regulations to provide that withholding on dividend equivalent payments will not apply to specified ELIs that are not delta-one instruments and that are issued before January 1, 2021. Based on our determination that the Notes are not delta-one instruments, non-U.S. holders should not be subject to withholding on dividend equivalent payments, if any, under the Notes. However, it is possible that the Notes could be treated as deemed reissued for U.S. federal income tax purposes upon the occurrence of certain events affecting the Underlying or the Notes (for example, upon a rebalancing of an Underlying), and following such occurrence the Notes could be treated as subject to withholding on dividend equivalent payments. Non-U.S. holders that enter, or have entered, into other transactions in respect of the Underlying or the Notes should consult their tax advisors as to the application of the dividend equivalent withholding tax in the context of the Notes and their other transactions. If any payments are treated as dividend equivalents subject to withholding, we (or the applicable withholding agent) would be entitled to withhold taxes without being required to pay any additional amounts with respect to amounts so withheld.
The accompanying product prospectus supplement notes that FATCA withholding on payments of gross proceeds from a sale or redemption of Notes will only apply to payments made after December 31, 2018. That discussion is modified to reflect regulations proposed by the U.S. Treasury Department in December 2018 indicating an intent to eliminate the requirement under FATCA of withholding on gross proceeds of the disposition of financial instruments. The U.S. Treasury Department has indicated that taxpayers may rely on these proposed regulations pending their finalization. Prospective investors are urged to consult with their own tax advisors regarding the possible implications of FATCA on their investment in the Notes.

The Notes are not intended for purchase by any investor that is not a United States person, as that term is defined for U.S. federal income tax purposes, and the underwriters will not make offers of the Notes to any such investor.
Canadian Federal Income Tax Consequences
For a discussion of the material Canadian federal income tax consequences relating to an investment in the Notes, please see the section entitled “Tax Consequences—Canadian Taxation” in the accompanying prospectus, which you should carefully review prior to investing in the Notes.

Information About the Underlying
Included on the following pages is a brief description of the Underlying. This information has been obtained from publicly available sources. Set forth below is a table that provides the quarterly high, low and period-end closing prices for the Underlying. We obtained the closing price information set forth below from the Bloomberg Professional® service (“Bloomberg”) without independent verification. You should not take the historical prices of the Underlying as an indication of future performance.
The Underlying is registered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Companies with securities registered under the Exchange Act are required to file financial and other information specified by the SEC periodically. Information filed by the Underlying with the SEC can be reviewed electronically through a web site maintained by the SEC. The address of the SEC’s website is http://www.sec.gov. Information from outside sources is not incorporated by reference in, and should not be considered part of, this free writing prospectus or any accompanying prospectus or prospectus supplement. We have not independently verified the accuracy or completeness of the information contained in outside sources.
SPDR® S&P 500® ETF Trust
We have derived the following information regarding the Underlying from publicly available documents. We have not independently verified the accuracy or completeness of the following information. We are not affiliated with the Underlying and the Underlying will have no obligations with respect to the Notes. This document relates only to the Notes and does not relate to the shares of the Underlying or any securities held by the underlying index. Neither we nor our affiliates participate in the preparation of the publicly available documents described below. Neither we nor our affiliates have made any due diligence inquiry with respect to the Underlying in connection with the offering of the Notes. There can be no assurance that all events occurring prior to the date of this free writing prospectus, including events that would affect the accuracy or completeness of the publicly available documents described below, that would affect the trading price of the shares of the Underlying have been or will be publicly disclosed. Subsequent disclosure of any events or the disclosure of or failure to disclose material future events concerning the Underlying could affect the price of the shares of the Underlying after the pricing date, and therefore could affect the payment at maturity.
The selection of the Underlying is not a recommendation to buy or sell the shares of the Underlying. Neither we nor any of our affiliates make any representation to you as to the performance of the shares of the Underlying.
The SPDR® S&P 500® ETF Trust
SPDR® and S&P 500® are trademarks of Standard & Poor’s Financial Services LLC (“S&P Financial”). The securities are not sponsored, endorsed, sold or promoted by the SPDR® S&P 500® ETF Trust (the “SPDR Trust”) or S&P Financial. Neither the SPDR Trust nor S&P Financial makes any representations or warranties to the holders of the securities or any member of the public regarding the advisability of investing in the securities. Neither the SPDR Trust nor S&P Financial will have any obligation or liability in connection with the registration, operation, marketing, trading or sale of the securities or in connection with our use of information about the SPDR Trust.
The shares of the SPDR® S&P 500® ETF trade on the NYSE Arca under the symbol “SPY.” The SPY’s investment adviser is State Street Global Advisors.
The SPY seeks to provide investment results that correspond generally to the price and yield performance, before fees and expenses, of the S&P 500® Index (the “SPX Index”). To maintain the correspondence between the composition and weightings of stocks held by the SPY and component stocks of the SPX Index, the SPY adjusts its holdings from time to time to conform to periodic changes in the identity and/or relative weightings of the index securities.
The SPY utilizes a “passive” or “indexing” investment approach in attempting to track the performance of the SPX Index. The SPY seeks to invest in substantially all of the securities that comprise the SPX Index. The SPY typically earns income from dividends from securities that it holds. These amounts, net of expenses and taxes (if applicable), are passed along to the SPY’s shareholders as “ordinary income.” In addition, the SPY realizes capital gains or losses whenever it sells securities. Net long-term capital gains are distributed to shareholders as “capital gain distributions.”
The S&P 500® Index (“SPX Index”)
The SPX Index is intended to provide an indication of the pattern of common stock price movement. The calculation of the level of the SPX Index is based on the relative value of the aggregate market value of the common stocks of 500 companies as of a particular time compared to the aggregate average market value of the common stocks of 500 similar companies during the base period of the years 1941 through 1943.
S&P calculates the SPX Index by reference to the prices of the constituent stocks of the SPX Index without taking account of the value of dividends paid on those stocks. As a result, the return on the Notes will not reflect the return you would realize if you actually owned the SPX Index constituent stocks and received the dividends paid on those stocks.
Effective with the September 2015 rebalance, consolidated share class lines will no longer be included in the SPX Index. Each share class line will be subject to public float and liquidity criteria individually, but the company’s total market capitalization will be used to evaluate each share class line. This may result in one listed share class line of a company being included in the SPX Index while a second listed share class line of the same company is excluded.
Computation of the SPX Index
While S&P currently employs the following methodology to calculate the SPX Index, no assurance can be given that S&P will not modify or change this methodology in a manner that may affect the Payment at Maturity.
Historically, the market value of any component stock of the SPX Index was calculated as the product of the market price per share and the number of then outstanding shares of such component stock. In March 2005, S&P began shifting the SPX Index halfway from a market capitalization weighted formula to a float-adjusted formula, before moving the SPX Index to full float adjustment on September

16, 2005. S&P’s criteria for selecting stocks for the SPX Index did not change with the shift to float adjustment. However, the adjustment affects each company’s weight in the SPX Index.
Under float adjustment, the share counts used in calculating the SPX Index reflect only those shares that are available to investors, not all of a company’s outstanding shares. Float adjustment excludes shares that are closely held by control groups, other publicly traded companies or government agencies.
In September 2012, all shareholdings representing more than 5% of a stock’s outstanding shares, other than holdings by “block owners,” were removed from the float for purposes of calculating the SPX Index. Generally, these “control holders” will include officers and directors, private equity, venture capital and special equity firms, other publicly traded companies that hold shares for control, strategic partners, holders of restricted shares, ESOPs, employee and family trusts, foundations associated with the company, holders of unlisted share classes of stock, government entities at all levels (other than government retirement/pension funds) and any individual person who controls a 5% or greater stake in a company as reported in regulatory filings. However, holdings by block owners, such as depositary banks, pension funds, mutual funds and ETF providers, 401(k) plans of the company, government retirement/pension funds, investment funds of insurance companies, asset managers and investment funds, independent foundations and savings and investment plans, will ordinarily be considered part of the float.
Treasury stock, stock options, equity participation units, warrants, preferred stock, convertible stock, and rights are not part of the float. Shares held in a trust to allow investors in countries outside the country of domicile, such as depositary shares and Canadian exchangeable shares are normally part of the float unless those shares form a control block.
For each stock, an investable weight factor (“IWF”) is calculated by dividing the available float shares by the total shares outstanding. Available float shares are defined as the total shares outstanding less shares held by control holders. This calculation is subject to a 5% minimum threshold for control blocks. For example, if a company’s officers and directors hold 3% of the company’s shares, and no other control group holds 5% of the company’s shares, S&P would assign that company an IWF of 1.00, as no control group meets the 5% threshold. However, if a company’s officers and directors hold 3% of the company’s shares and another control group holds 20% of the company’s shares, S&P would assign an IWF of 0.77, reflecting the fact that 23% of the company’s outstanding shares are considered to be held for control. As of July 31, 2017, companies with multiple share class lines are no longer eligible for inclusion in the SPX Index. Constituents of the SPX Index prior to July 31, 2017 with multiple share class lines will be grandfathered in and continue to be included in the SPX Index. If a constituent company of the SPX Index reorganizes into a multiple share class line structure, that company will remain in the SPX Index at the discretion of the S&P Index Committee in order to minimize turnover.
The SPX Index is calculated using a base-weighted aggregate methodology. The level of the SPX Index reflects the total market value of all 500 component stocks relative to the base period of the years 1941 through 1943. An indexed number is used to represent the results of this calculation in order to make the level easier to use and track over time. The actual total market value of the component stocks during the base period of the years 1941 through 1943 has been set to an indexed level of 10. This is often indicated by the notation 1941-43 = 10. In practice, the daily calculation of the SPX Index is computed by dividing the total market value of the component stocks by the “index divisor.” By itself, the index divisor is an arbitrary number. However, in the context of the calculation of the SPX Index, it serves as a link to the original base period level of the SPX Index. The index divisor keeps the SPX Index comparable over time and is the manipulation point for all adjustments to the SPX Index, which is index maintenance.
Index Maintenance
Index maintenance includes monitoring and completing the adjustments for company additions and deletions, share changes, stock splits, stock dividends, and stock price adjustments due to company restructuring or spinoffs. Some corporate actions, such as stock splits and stock dividends, require changes in the common shares outstanding and the stock prices of the companies in the SPX Index, and do not require index divisor adjustments.
To prevent the level of the SPX Index from changing due to corporate actions, corporate actions which affect the total market value of the SPX Index require an index divisor adjustment. By adjusting the index divisor for the change in market value, the level of the SPX Index remains constant and does not reflect the corporate actions of individual companies in the SPX Index. Index divisor adjustments are made after the close of trading and after the calculation of the SPX Index closing level.
Changes in a company’s total shares outstanding of 5% or more due to public offerings are made as soon as reasonably possible. Other changes of 5% or more (for example, due to tender offers, Dutch auctions, voluntary exchange offers, company stock repurchases, private placements, acquisitions of private companies or non-index companies that do not trade on a major exchange, redemptions, exercise of options, warrants, conversion of preferred stock, notes, debt, equity participations, at-the-market stock offerings or other recapitalizations) are made weekly, and are generally announced on Fridays for implementation after the close of trading the following Friday (one week later). If a 5% or more share change causes a company’s IWF to change by five percentage points or more, the IWF is updated at the same time as the share change. IWF changes resulting from partial tender offers are considered on a case-by-case basis.

The graph below illustrates the performance of the Underlying from November 14, 2009 to November 14, 2019, reflecting its Initial Stock Price of $309.55. The solid line represents the Coupon Barrier and Downside Threshold of $216.69, which is equal to 70.00% of its Initial Stock Price (rounded to two decimal places).
■ Hypothetical Coupon Barrier / Downside Threshold = 70%

HISTORIC PERFORMANCE IS NOT AN INDICATION OF FUTURE PERFORMANCE.
Source: Bloomberg L.P. We have not independently verified the accuracy or completeness of the information obtained from Bloomberg Financial Markets.

Supplemental Plan of Distribution (Conflicts of Interest)
We have agreed to indemnify UBS and RBCCM against liabilities under the Securities Act of 1933, as amended, or to contribute payments that UBS and RBCCM may be required to make relating to these liabilities as described in the prospectus supplement and the prospectus. We will agree that UBS Financial Services Inc. may sell all or a part of the Notes that it will purchase from us to investors at the price to public or to its affiliates at the price indicated on the cover of the pricing supplement, the document that will be filed under Rule 424(b)(2) containing the final pricing terms of the Notes.
Subject to regulatory constraints and market conditions, RBCCM intends to offer to purchase the Notes in the secondary market, but it is not required to do so.
We or our affiliates may enter into swap agreements or related hedge transactions with one of our other affiliates or unaffiliated counterparties in connection with the sale of the Notes and RBCCM and/or an affiliate may earn additional income as a result of payments pursuant to the swap or related hedge transactions. See “Use of Proceeds and Hedging” in the accompanying product prospectus supplement no. UBS-TACYN-1.
We expect to deliver the Notes on a date that is greater than two business days following the Trade Date. Under Rule 15c6-1 of the Exchange Act, trades in the secondary market generally are required to settle in two business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the Notes more than two business days prior to the original issue date will be required to specify alternative settlement arrangements to prevent a failed settlement.
The value of the Notes shown on your account statement may be based on RBCCM’s estimate of the value of the Notes if RBCCM or another of our affiliates were to make a market in the Notes (which it is not obligated to do). That estimate will be based upon the price that RBCCM may pay for the Notes in light of then prevailing market conditions, our creditworthiness and transaction costs. If so specified in the pricing supplement related to the Notes, for a period of approximately 4 months after the issue date of the Notes, the value of the Notes that may be shown on your account statement may be higher than RBCCM’s estimated value of the Notes at that time. This is because the estimated value of the Notes will not include the underwriting discount or our hedging costs and profits; however, the value of the Notes shown on your account statement during that period may be a higher amount, potentially reflecting the addition of the underwriting discount and our estimated costs and profits from hedging the Notes. Any such excess is expected to decrease over time until the end of this period. After this period, if RBCCM repurchases your Notes, it expects to do so at prices that reflect their estimated value. This period may be reduced at RBCCM’s discretion based on a variety of factors, including but not limited to, the amount of the Notes that we repurchase and our negotiated arrangements from time to time with UBS.
For additional information as to the relationship between us and RBCCM, please see the section “Plan of Distribution—Conflicts of Interest” in the prospectus dated September 7, 2018.
Each of RBCCM, UBS and any other broker-dealer offering the Notes have not offered, sold or otherwise made available and will not offer, sell or otherwise make available any of the Notes to, any retail investor in the European Economic Area (“EEA”). For these purposes, the expression “offer” includes the communication in any form and by any means of sufficient information on the terms of the offer and the Notes to be offered so as to enable an investor to decide to purchase or subscribe the Notes, and a “retail investor” means a person who is one (or more) of: (a) a retail client, as defined in point (11) of Article 4(1) of Directive 2014/65/EU (as amended, “MiFID II”); or (b) a customer, within the meaning of Directive 2016/97/EU, as amended, where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or (c) not a qualified investor as defined in Regulation (EU) (2017/1129) (the “Prospectus Regulation”). Consequently, no key information document required by Regulation (EU) No 1286/2014 (as amended, the “PRIIPs Regulation”) for offering or selling the Notes or otherwise making them available to retail investors in the EEA has been prepared, and therefore, offering or selling the Notes or otherwise making them available to any retail investor in the EEA may be unlawful under the PRIIPs Regulation.
Structuring the Notes
The Notes are our debt securities, the return on which is linked to the performance of the Underlying. As is the case for all of our debt securities, including our structured notes, the economic terms of the Notes reflect our actual or perceived creditworthiness at the time of pricing. In addition, because structured notes result in increased operational, funding and liability management costs to us, we typically borrow the funds under these Notes at a rate that is more favorable to us than the rate that we might pay for a conventional fixed or floating rate debt security of comparable maturity. Using this relatively lower implied borrowing rate rather than the secondary market rate is a factor that is likely to result in a higher initial estimated value of the Notes at the time their terms are set than if the secondary market rate was used. Unlike the estimated value that will be set forth on the cover page of the final pricing supplement relating to the Notes, any value of the Notes determined for purposes of a secondary market transaction may be based on a different borrowing rate, which may result in a lower value for the Notes than if our initial internal borrowing rate were used.
In order to satisfy our payment obligations under the Notes, we may choose to enter into certain hedging arrangements (which may include call options, put options or other derivatives) on the issue date with RBCCM or one of our other subsidiaries. The terms of these hedging arrangements take into account a number of factors, including our creditworthiness, interest rate movements, the volatility of the Underlying, and the tenor of the Notes. The economic terms of the Notes and their initial estimated value depend in part on the terms of these hedging arrangements.
The lower implied borrowing rate is a factor that reduces the economic terms of the Notes to you. The initial offering price of the Notes also reflects the underwriting commission and our estimated hedging costs. These factors result in the initial estimated value for the Notes on the Trade Date being less than their public offering price. See “Key Risks—The Initial Estimated Value of the Notes Will Be Less than the Price to the Public” above.
Terms Incorporated in Master Note
The terms appearing above under the caption “Indicative Terms of the Notes” and the provisions in the accompanying product prospectus supplement no. UBS-TACYN-1 dated October 3, 2018 under the caption “General Terms of the Notes” are incorporated into the master note issued to DTC, the registered holder of the Notes.